EXHIBIT 99.2

                   DEFINITIVE COPY OF NOTICE OF
                  SPECIAL MEETING OF SHAREHOLDERS
                         OF PREMIER BANK

          _________________________________________

          NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
              TO BE HELD ON OCTOBER 9, 1997
          _________________________________________



TO THE SHAREHOLDERS OF PREMIER BANK:

     Notice is hereby given that the Special Meeting of Shareholders of Premier Bank (the "Bank") will be held at 9:00 a.m., prevailing time, on Thursday, October 9, 1997, at Barley
Sheaf Farm Bed and Breakfast Inn, Route 202, Holicong,
Pennsylvania, for the following purposes:

1. To consider and act upon a proposal to approve and adopt a Plan of Reorganization and Plan of Merger, dated as of
            , providing, among other things, for the merger of the Bank and Premier Interim Bank (the "Interim Bank"), a Pennsylvania state-chartered banking association and a subsidiary of Premier Bancorp, Inc. (the "Holding Company"), and for the automatic conversion of each share of the Common Stock of the Bank into one (1) share of the Common Stock of the Holding Company; and

2. To transact such other business as may properly come before the Special Meeting and any adjournment or postponement thereof.

     You are urged to mark, sign, date and promptly return your Proxy in the enclosed envelope so that your shares may be voted in accordance with your wishes and in order that the presence of a quorum may be assured. The prompt return of your signed Proxy, regardless of the number of shares you hold, will aid the Bank in reducing the expense of additional proxy solicitation. The giving of such Proxy does not affect your right to vote in person if you attend the meeting and give notice to the Secretary of the Bank.

     Only those shareholders of record at the close of business on September 1, 1997 , will be entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof.

     A copy of the Bank's Annual Report for the fiscal year ended December 31, 1996, was mailed to Shareholders on or about April 1, 1997. Additional copies of the Bank's Annual Report for the 1995 fiscal year and 1994 fiscal year may be obtained at no cost by contacting John C. Soffronoff, President, Premier Bank, 379 North Main Street, Doylestown, Pennsylvania 18901; telephone:
(215) 345-5100.

     AN AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST SIXTY-SIX AND TWO-THIRDS PERCENT (66-2/3%) OF THE OUTSTANDING SHARES IS REQUIRED FOR APPROVAL AND ADOPTION OF THE PLAN OF REORGANIZATION AND PLAN OF MERGER. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, YOU ARE URGED TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY. A SELF-ADDRESSED STAMPED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

                         By Order of the Board of Directors,



                         Clark S. Frame, Chairman of the Board

September 9, 1997